Exhibit 99.1

CONTACTS:	Metro One Telecommunications, Inc. William Hergenhan, Chief Financial Officer (503) 643-9500
FD Ashton Partners Jason Golz (Investors & Financial Media) (415) 293-4411

METRO ONE APPOINTS JAMES HENSEL AS CHIEF EXECUTIVE OFFICER

PORTLAND, Oregon – January 17, 2008 – Metro One Telecommunications, Inc. (Nasdaq: INFO), a developer and provider of Enhanced Directory Assistance® and other enhanced telecom services, today announced that it has appointed James Hensel, 50, as chief executive officer.

Mr. Hensel will augment the Company’s resources to ensure the continued growth of Metro One’s business, support an expanded strategic vision of the Company and identify and develop new domestic and international business opportunities.  Gary Henry retains the title of president of Metro One and will continue to focus on growth of the Company’s core business of providing Enhanced Directory Assistance and other call center services to regional and national telecommunications service providers.

Mr. Hensel comes to Metro One from Columbia Ventures Corporation (CVC), where he served as Senior Vice President and had operational oversight for some of CVC’s telecom and non-telecom investments in Ireland, Iceland, New Zealand and Australia as well as the U.S.  He has been associated with CVC at various times during the past 20 years, and while there, he managed the location, construction and corporate oversight of a $315 million aluminum smelter in Iceland.  Before returning to CVC in 2005, Mr. Hensel served as CEO of HemCon, Inc., a Portland-based medical device company.  Mr. Hensel is a former partner at Ater Wynne, a large Portland law firm.  Currently, he serves on the board of several private companies and the Oregon Food Bank.  Mr. Hensel holds a BA from Harvard University and a JD from Willamette University College of Law.

“This is an exciting time to join Metro One,” said James Hensel, Metro One’s new chief executive officer.  “Metro One is well positioned to expand its leadership position in our core markets. Building upon this solid foundation, there are opportunities to extend the reach of our products and services beyond the Company’s traditional customer base. I look forward to making a significant contribution to Metro One’s growth.”

“Mr. Hensel brings a wealth of experience to this leadership position,” said Ken Peterson, Jr., Metro One’s chairman of the board.  “His proven ability to strategize, identify opportunities and organize to deliver tangible results gives us great confidence in the direction in which Metro One is headed.  Adding Jim’s skills is an important step, among others the Company will take, in order to reach our business goals.  We are delighted that Jim has joined the Metro One team.  Combined with the skills and dedicated efforts of our employees, we can target a new level of success for the Company.”

About Metro One Telecommunications

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other information services.  The Company operates call centers located throughout the United States.  Over the past two years Metro One has handled over 300 million requests for information.  For more information, visit the Metro One Telecommunications website at www.metro1.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.